Revised: September 10, 2015

MUTUAL OF AMERICA INSTITUTIONAL FUNDS, INC.

CODES OF ETHICS

Preamble

Mutual of America Institutional Funds, Inc. (sometimes referred to as “Institutional Funds,” or “the Funds”) recognizes its responsibility to ensure its compliance with the provisions of the Investment Company Act of 1940 (the “1940 Act”), the Securities Act of 1933, the Securities Exchange Act of 1934, and the rules and regulations of the Securities and Exchange Commission (“SEC”) promulgated under those Acts, the Code of Ethics provisions of Section 406 of the Sarbanes-Oxley Act of 2002, as well as other applicable federal and state laws and regulations. To that end, this Document consists of two sections. The first section, designated Section “A”, is the Code of Ethics required under Rule 17j-1 of the 1940 Act. The second section, designated Section “B”, is to assure compliance with the Code of Ethics requirements of Section 406 of the Sarbanes-Oxley Act of 2002. While Section 406 of the Sarbanes-Oxley Act of 2002 does not, on its face, apply to Registered Investment Companies, the SEC, on January 27, 2003, adopted rules and amendments to Form N-CSR requiring Registered Investment Companies to state whether they have adopted a Code of Ethics for the Principal Executive Officer and senior financial officer and, if they have not, to explain the reason for not doing so. The Funds chose to adopt a Code of Ethics for such officers and this Code meets the requirements of Section 406 of the Sarbanes-Oxley Act of 2002. The two sections are not mutually exclusive and must be observed independently by each person to whom they are intended to apply. Section “A” applies to all individuals while Section “B” applies to the individuals designated in the Code.

General Principles

Institutional Funds places shareholders’ interests first. The Directors and Officers of Institutional Funds have a relationship of trust with its shareholders, carrying with it fiduciary duties under the 1940 Act to act in accordance with high ethical standards and to safeguard shareholder interests. All of Institutional Funds’ Access Persons, Investment Persons and Covered Persons are expected to act in the best interests of Institutional Funds’ shareholders at all times, and always to place the interests of the shareholders above their personal interests and personal gain. Institutional Funds’ shareholders deserve, and Institutional Funds’ Access Persons, Investment Persons and Covered Persons seek to deliver to them, professionalism, honesty and integrity.

These Codes of Ethics includes principles and procedures designed to maintain high standards of ethical behavior at Institutional Funds. In cases where there is, or appears to be, a conflict of interest between an Institutional Funds Access Person, Investment Person or Covered Person and its shareholders, that situation must be reported immediately to the Chief Compliance Officer (“CCO”) or General Counsel, and the matter shall be resolved in the best interests of the shareholders. If neither of those individuals is available, it must be reported to the highest ranking Institutional Funds officer available, who in turn, will advise the CCO or General Counsel, as soon as practical.

Institutional Funds recognizes its responsibility to ensure that it, its Access Persons, Investment Persons, and Covered Persons comply with the federal securities laws and regulations as well as all other applicable federal and state laws and regulations. Institutional Funds recognizes that its Access Persons, Investment Persons and Covered Persons must at all times act with fidelity to the interests of its shareholders, and in conformity with just and equitable principles.

Certain fundamental principles govern the activities of Institutional Funds’ Access Persons, Investment Persons and Covered Persons in regard to their personal investing activities and business conduct. These principles include that such Access Persons, Investment Persons, and Covered Persons: (1) have the duty at all times to place the interests of shareholders first; (2) conduct all personal securities transactions consistent with these Codes of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; (3) must not take inappropriate advantage of their positions; (4) must safeguard shareholder information and nonpublic information from disclosure; and (5) must comply with the federal securities laws and regulations and all other applicable federal and state laws and regulations by, among other things, strictly adhering to these Codes of Ethics, as they may be applicable to them, and Institutional Funds’ Compliance Manual, which includes Institutional Funds’ Compliance Program.

These Codes of Ethics (sometimes referred to as the “Codes”) establish rules of conduct that govern personal investment activities of Institutional Funds’ Access Persons and Investment Persons and give effect to the fiduciary standards under the 1940 Act, to the prohibitions on fraudulent and manipulative practices set forth in Rule 17j-1 under the 1940 Act, and the standards applicable to Covered Persons under Section 406 of the Sarbanes-Oxley Act of 2002. The Codes do not attempt to identify all possible conflicts of interest, and literal compliance with the Codes will not shield Access Persons, Investment Persons and Covered Persons from liability for personal trading or other conduct that violates a fiduciary duty owed to the shareholders. Failure to adhere to the standards of conduct and the requirements set forth in these Codes of Ethics, and failure to comply with federal securities laws and regulations, as well as all other applicable federal and state laws and regulations, may result in disciplinary action, up to and including termination of employment.

A. Rule 17j-1 Code of Ethics – Fund Officers and Directors

1.	Definitions

(a)	Access Person

Any director or officer of the Funds or any Advisory Person of the Funds or its adviser and any director or officer of the principal underwriter (“Mutual of America Securities LLC”)

who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Funds for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Funds regarding the purchase or sale of Covered Securities.

(b)	Advisory Person

An Advisory Person is: (i) any director, officer or employee of the Funds or its adviser (or of any company in a control relationship to the Funds or its adviser) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by the Funds, or whose functions relate to the making of any recommendations with respect to purchases or sales by the Funds, and (ii) any natural person in a control relationship to the Funds or its adviser who obtains information regarding securities recommendations being made to the Funds with regard to the purchase or sale of securities.

(c)	Beneficial Ownership

This shall have the meaning provided in Section 16 of the Securities Exchange Act of 1934 and shall include ownership by immediate family members who reside in the same household, such as a spouse and dependent children.

(d)	Business Day

Any day on which the New York Stock Exchange is open.

(e)	Equivalent Security

A security that has a substantial economic relationship or similarity to another security, including with respect to an equity security any convertible security, option or warrant relating to that security, and with respect to a fixed income security any security having the same issuer, maturity, coupon and rating.

(f)	Funds

Mutual of America Institutional Funds, Inc.

(g)	Funds Adviser

Mutual of America Capital Management LLC.

(h)	Independent Director

A director of the Funds who is not an “interested person” of the Funds within the meaning of Section 2(a)(19) of the 1940 Act.

(i)	Investment Person

The Funds Adviser’s portfolio managers, the Chairman, President, and Chief Executive Officer of the Funds, and any other Advisory Persons who provide investment information and/or advice to any portfolio manager and/or help execute any portfolio manager’s investment decisions, including an Advisory Person who is a research analyst and/or trader.

2.	Restrictions on Personal Investing Activities

(a)	Blackout Periods

No Access Person shall engage directly or indirectly in any securities activities in anticipation of a transaction by the Funds. Accordingly, securities transactions will not be permitted during certain periods as set forth below.

(i)	Access Persons Other than Investment Persons - Same-day Blackout

No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership on any day during which the Funds Adviser, on behalf of the Funds, executes a purchase or sale transaction in the same or an Equivalent Security or during which the Funds has a pending “buy” or “sell” order in the same or an Equivalent Security. Prior to executing any transaction described in the preceding sentence, the Access Person must contact the Chairman and CEO of the Funds Adviser, or his designee, and ascertain whether a transaction is pending or has been executed in the same security on behalf of the Funds that is the subject of the Access Person’s personal transaction, or an Equivalent Security.

If an order on the Funds’ behalf is pending, this prohibition shall continue until such order on behalf of the Funds is executed or withdrawn. This same-day blackout prohibition does not apply to transactions involving large cap securities (as noted in Section 2(b) of this Code), transactions that are conditional orders (as noted in Section 2(c) of this Code), certain transactions in put or call options (as noted in Section 2(d) of this Code), or personal securities transactions of an Independent Director unless the Independent Director has actual knowledge of any pending trade or recommendation.

(ii)	Investment Persons - Seven Day Blackout

Except as noted below, no Investment Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership within seven (7) calendar days prior to or after the Funds’ transaction in the same or Equivalent Security. Prior to the close of business on the second Business Day that the Investment Person works at his or her customary location following the seven (7) calendar day blackout period, the Investment Person must submit a Confirmation of Securities Transaction (“COST”) form to the Chairman and CEO of the Funds Adviser or his designee. Immediately prior to executing a personal securities transaction, the Investment Person must contact the Chairman and CEO of the Funds Adviser, or his designee, and ascertain the Funds’ trading activity in the security involved, or an Equivalent Security, in the Investment Person’s personal securities transaction for the seven (7) calendar days prior to the day of the transaction. Following the execution of a personal securities transaction, Investment Personnel must also contact the Chairman and CEO of the Funds Adviser, or his designee, and ascertain the Funds’ trading activity in the security involved in a personal securities transaction, or an Equivalent Security, for seven (7) calendar days after the date of such transaction. The findings resulting from these reviews must be set forth in the COST form.

The Chairman and CEO of the Funds Adviser or his designee shall review the COST form and note if there was any trading in the security listed on the form on behalf of the Funds during the seven (7) calendar day blackout period, initial the form and forward it to the CCO, or the CCO’s designee, for review and any other action that may be appropriate. For example, if an Investment Person pre-clears a trade and executes it on Monday, August 1, the seven (7) calendar day period following the date of the personal securities transaction expires at the close of business on Monday, August 8 and the COST form is due by the close of business on Wednesday, August 10 (two (2) Business Days after the seven (7) calendar day blackout period ends). If the Investment Person were to have left on vacation, traveled on business or taken sick leave so that he or she was not in the office at his or her customary location on Wednesday, August 10, the two (2) Business Day period to submit the COST form would commence on the day the Investment Person returned to work after the vacation or leave. In the event that the CCO determines that, under all the circumstances, the Investment Person should have filed the COST form despite not being in his or her customary workplace, the CCO can require the Investment Person to file a COST form within one (1) Business Day of notice, which may be oral, to the Investment Person. This seven calendar day blackout prohibition does not apply to transactions involving large cap securities (as noted in Section 2(b) of this Code), transactions that are conditional orders (as noted in Section 2(c) of this Code), or certain transactions in put or call options (as noted in Section 2(d) of this Code).

(iii)	Index Funds and Rebalancing

For the purposes of the same-day and seven day blackout restrictions contained in Sections 2(a)(i) and 2(a)(ii) above, a transaction that has been pre-cleared in accordance with the provisions set forth in Section 4 below, will not violate this Code and no investigation under subsection 2(a)(iv) below need be conducted, if the only trading in that security by the Funds Adviser on behalf of the Funds during the blackout period involves an index fund of the Funds or a portfolio-wide rebalancing or reallocation. Although such transactions will not violate seven day blackout restrictions for Investment Personnel, the filing of a COST form is still required.

(iv)	Investigation of Access Persons Personal Securities Transactions

Except as provided in subsection 2(a)(iii) above, in the event that an Access Person or Investment Person executes a trade which has been pre-cleared pursuant to Section 4, and a transaction is effected by the Funds in the same or Equivalent Security within the applicable blackout period, the CCO shall promptly investigate to determine if the Access Person or Investment Person had, or reasonably could have had, actual knowledge of the trade or of the intent by the Funds Adviser to execute the trade on the Funds’ behalf at the time he or she executed the pre-cleared trade. The CCO’s investigation will include an interview of the Chairman and CEO of the Funds Adviser, the person or persons involved in recommending and authorizing the transaction on the Funds’ behalf that took place within the blackout period, the Access Person or Investment Person who engaged in the transaction, and any other investigation deemed reasonably appropriate by the CCO. In interviewing the Access Person or Investment Person involved in the transaction, the CCO must obtain a written statement from such person as to that person’s actual knowledge of the transaction on the Funds’ behalf or any intent by the Funds to execute the transaction on the Funds’ behalf at the time of the pre-cleared trade and that they fulfilled all of their duties under this Code of Ethics to ascertain whether any such Funds transactions were pending or executed during the applicable blackout period.

If the CCO’s investigation determines that the Access Person or Investment Person carried out all duties hereunder to ascertain any pending or executed Funds transactions and had no knowledge of the transaction on behalf of the Funds in the same or Equivalent Security at the time the Access Person or Investment Person executed the pre-cleared trade, then there is no violation of the blackout period and no violation of this Code. If the result of the investigation shows that there was such knowledge on the part of the Access Person or Investment Person, then sanctions shall be imposed as set forth in Section 10(c) of this Code.

(b)	Transactions Involving Large Cap Securities

Trades by Access Persons and Investment Persons in securities contained in the Standard and Poor’s 500 Index as of the date that they have been pre-cleared in accordance with the provisions in Section 4 below are not subject to the same-day and seven day blackout restrictions contained in Sections 2(a)(i) and 2(a)(ii) above or the COST form requirement.

(c)	Conditional Orders

An Access Person who seeks to place a conditional order, i.e., a limit order, stop order, stop limit order, or good-til-cancelled order to purchase or sell a security must pre-clear such transaction in accordance with this Code. In the case of a conditional order, the Access Person as part of the pre-clearance process, must identify the condition(s) that will trigger the transaction, i.e., the price limit and how long that conditional order will be effective. If pre-clearance is granted, it shall be effective for the term of the conditional order. If the Access Person cancels the conditional order, the Access Person must immediately notify the Chairman and CEO of the Funds Adviser and CCO, or their designees, and the pre-clearance that has been granted immediately terminates. When the order condition is satisfied and the order is executed, the Access Person must notify the Chairman and CEO of the Funds Adviser and the CCO, or their designees, within two (2) Business Days after receiving notice from his or her broker, dealer or bank that the order was executed. A pre-clearance issued for a conditional order expires when the conditional order is executed and any additional transactions require a new pre-clearance. Conditional orders that have been pre-cleared will not be subject to the same-day and seven day blackout restrictions contained in Sections 2(a)(i) and 2(a)(ii), above.

(d)	Put and Call Options

Access Persons must pre-clear purchases or sales of put or call options, except options in Exchange Traded Products as defined in Section 3(c) below, in accordance with Section 4, below. As part of the pre-clearance process, Access Persons must identify the strike price and expiration date of the option. If the Access Person wishes to close his or her option position by entering into an offsetting trade, the Access Person must obtain pre-clearance of such transaction.

Purchases or sales of put or call options and the exercise of a purchased put or call option prior to the option’s expiration date are subject to the same-day and seven day blackout restrictions contained in Sections 2(a)(i) and 2(a)(ii) above. As such, Access Persons other than Investment Persons cannot execute a transaction described in the preceding sentence on the same day the Fund Adviser executes a transaction in the same security as the option’s underlying security on behalf of the Funds and Investment Persons cannot execute a transaction described in the preceding sentence within seven (7) calendar days prior to or after the Fund Adviser executes a transaction in the same security as the option’s underlying security on behalf of the Funds. Transactions in options with an underlying security contained in the Standard and Poor’s 500 Index are not subject to the blackout restrictions contained in Sections 2(a)(i) and 2(a)(ii) above.

The automatic exercise of an option at the option’s expiration date consistent with the Options Clearing Corporation rules and the exercise of a sold put or call option by the option’s counterparty prior to expiration are not subject to the same-day and seven day blackout restrictions contained in Sections 2(a)(i) and 2(a)(ii), above.

(e)	IPOs

Access Persons (other than Investment Persons) may purchase securities in an initial public offering (“IPO”) only with written pre-clearance pursuant to Section 4. An Investment Person shall not purchase securities in any IPO.

(f)	Private Placements

No Access Person shall purchase any security in a private placement (a sale exempt from the registration requirements of the Securities Act of 1933) without written pre-clearance pursuant to Section 4. Nothwithstanding the foregoing, Access Persons are prohibited from purchasing Private Investment in Public Equities (“PIPEs”).

3.	Purchases and Sales Not Subject to Personal Investing Restrictions

Purchases and sales of the following securities are not subject to the provisions of Section 2 or Section 4 of this Code:

(a)	purchases or sales effected in any account over which an Access Person has no direct or indirect influence or control, which shall include any account of the Access Person that is managed on a discretionary basis by a third party and with respect to which the Access Person does not in fact influence or control any transactions in such account;

(b)	purchases or sales of securities which are not eligible for purchase or sale by the Funds;

(c)	purchases or sales of securities which are direct obligations of the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements) and shares of registered open-end investment companies (“mutual funds”), Exchange Traded Funds, Exchanged Traded Notes and Exchange Traded Vehicles (hereinafter collectively referred to as “Exchange Traded Products”), and units of unit investment trusts that are invested exclusively in one or more open-end funds (“Noncovered Securities”), provided that transactions and holdings in the Funds and Exchange Traded Products must be reported in accordance with Section 6 hereof;

(d)	purchases or sales of securities that are non-volitional on the part of the Access Person;

(e)	purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(f)	purchases or sales in index options effected on a broad-based index if the Access Person has no prior knowledge of activity in such index by the Funds; and

(g)	purchases which are part of an automatic investment plan in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes dividend reinvestment plans.

4.	Pre-Clearance of Securities Transactions

(a)	Submission of Pre-clearance Request

Access Persons (excluding each Independent Director unless the Independent Director has actual knowledge of the Funds’ trades) must pre-clear their, and members of their household’s, personal securities transactions, other than purchases or sales identified in Section 3 of this Code, by obtaining prior written clearance from the Chairman and CEO of the Funds Adviser or his designees who have been named to provide written pre-clearance approval. When the Chairman and CEO of the Funds Adviser is seeking approval he shall obtain pre-clearance from the President of the Funds Adviser or the respective designees in his absence. Pre-clearance forms will be promptly furnished to the CCO, or the CCO’s designee.

(b)	Expiration of Pre-clearance

Except as provided with respect to Conditional Orders in Section 2(c) above and pre-clearance of Private Placements in Section 4(c) below, written pre-clearance for specific transactions expire at the close of business on the second Business Day after the date the pre-clearance is issued. For example, if a pre-clearance is signed on a Monday, it expires at the close of business on Wednesday. If a transaction is not effected within two (2) Business Days after the date written pre-clearance is granted, the Access Person must resubmit a request for pre-clearance and receive approval in writing prior to effecting the subject transaction. A copy of each pre-clearance shall be provided promptly to the Funds’ CCO or the CCO’s designee.

(c)	Pre-clearance of Private Placements and IPOs

Pre-clearance of a private placement transaction or IPO (for non-Investment Personnel) will be granted only when the Funds’ interests are not disadvantaged and the opportunity is not being offered to an individual by virtue of his/her position with the Funds. The pre-clearance shall state the rationale supporting the acquisition of securities in an IPO or private placement. As provided in Section 2(e) above, Investment Personnel shall not purchase securities in any IPO.

Written pre-clearance for Private Placement transactions expire at the close of business thirty (30) calendar days after the date the pre-clearance is issued. If a Private Placement transaction is not effected within thirty (30) calendar days after the date written pre-clearance is granted, the Access Person must resubmit a request for pre-clearance and receive approval in writing prior to effecting the subject transaction.

(d)	Pre-clearance by the Adviser

Compliance with the pre-clearance requirements under the Funds Adviser’s Code of Ethics by an Access Person of the Funds Adviser who is also an Access Person of the Funds shall be deemed compliance with the pre-clearance requirements of this Code.

5.	Other Restricted Activities

(a)	Gifts and Business Entertainment.

Employees are prohibited from directly or indirectly soliciting any gift or thing of value and from accepting or making any cash payments or offers of cash payments to any person on account of the Funds’ business. Employees may not accept non-cash gifts or things of value totaling more than $100.00 in any calendar year from any one source where such non-cash gift(s) are in relation to an entity’s business with the Funds, the Funds Adviser, Mutual of America Life Insurance Company (“Mutual of America”) and its subsidiaries and affiliates. Employees may not give to any person or entity employing such person non-cash gifts or things of value aggregating in excess of $100 per year where such payment is in relation to the business of the recipient’s employer with the Funds, the Funds Adviser, Mutual of America and its subsidiaries and affiliates. Any such gifts by employees must have prior approval by the Chairman, President and CEO of the Funds or his designee. For purposes of these procedures, a gift or thing of value does not include modest items of food and refreshments, such as soft drinks, coffee and donuts, offered other than as part of a meal or business entertainment or items with little intrinsic value, such as greeting cards, plaques, certificates, and trophies, which are intended solely for presentation. Notwithstanding the foregoing, employees are prohibited from accepting gifts from any source for the purchase or sale of any property, including securities, to or for a client.

Employees may accept or provide business entertainment. Business entertainment includes any social event, hospitality event, charitable event, sporting event, entertainment event, meal, leisure activity or event of like nature or purpose, as well as any transportation and/or lodging accompanying or related to such activity or event, including such business entertainment offered in connection with an educational event or business conference, in which the employee accompanies and participates with the giver or recipient irrespective of whether any business is conducted during, or is considered attendant to, such event. However, business entertainment shall not be so frequent or so expensive as to raise any question of propriety and it can not be preconditioned on the achievement of any sales target. Notwithstanding the above, employees are prohibited from accepting any business entertainment from any source for the purchase or sale of any property, including securities, to or for a client.

No employee may accept or provide any gift or business entertainment if doing so would be in violation of any law or regulation or would expose either the giver or recipient or their respective employers to any civil liability to any governmental authority or agency. Additionally, all employees should avoid accepting or giving gifts or favors that might appear to be given or accepted for the purpose of influencing the employee in performing his or her duties.

Employees who give or receive gifts and/or business entertainment must report any such gifts and/or business entertainment in writing within 30 days of the end of each quarter on forms provided by the CCO.

This subsection does not apply to gifts or business entertainment occurring between and among the Funds, its employees, Funds Adviser, and Mutual of America, its subsidiaries and affiliates or their officers or employees.

(b)	Service as a Director

No Access Person, other than an Independent Director, shall serve on the board of directors of a publicly traded company without obtaining prior written clearance from the Chairman, President and CEO of the Funds or his designee, or the Deputy General Counsel when the Chairman, President and CEO is seeking approval.

(c)	Recommendation when Interested

No Access Person shall recommend any securities transaction to the Funds without disclosing any direct or indirect interest he or she (including immediate family members) has in the transaction, securities or the issuer, including any compensation, ownership, position held with the issuer or its affiliates, or any present or proposed business relationship between the issuer (or its affiliates) and the Access Person or a party related to the Access Person. Following a disclosure of a direct or indirect interest pursuant to this subsection, the Chairman, President and CEO of the Funds or his designee, in consultation with the CCO and, as necessary, the Law Department, shall determine if the Access Person making the disclosure should be allowed to participate in the transaction.

6.	Reporting

(a)	Initial and Annual Holdings Reports

Each Access Person, other than an Independent Director, shall disclose all securities, including shares in the Funds and Exchange Traded Products, in which the Access Person has direct or indirect Beneficial Ownership, except securities described under Section 3(a) and 3(c) of this Code, within 10 days of becoming an Access Person and within 30 days of the end of each calendar year, by submitting a report to the CCO in the form required by him or her (“holdings report”). Each holdings report shall state the title, number of shares and principal amount of the security involved, the name of any broker, dealer or bank with whom an account is maintained and shall reflect the date submitted and shall be current as of 45 days or less prior to the date the person becomes an Access Person or files the report as the case may be.

(b)	Quarterly Transaction Reports

Each Access Person shall report to the Funds every transaction in a security, including shares in the Funds and Exchange Traded Products, in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership, except purchases and sales of securities listed in Section 3(a), (c) and (g) of this Code, whether or not a transaction covered by this Code takes place. A quarterly report is due within 30 days after the end of each calendar quarter, and each report must indicate the date it is submitted by the Access Person. Each quarterly report shall state the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security; the date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition); the price at which it was effected; the name of the broker, dealer or bank with or through whom the transaction was effected; and the name of the broker, dealer or bank with whom any account has been established and the date thereof.

(c)	Quarterly Reports by Independent Directors

An Independent Director shall not be required to make any quarterly report required under 6(b) above or supply confirmations or account statements if such person would be required to make any such a report solely by reason of being an Independent Director of the Funds, unless the Independent Director, at the time of the Independent Director’s transaction in a security (other than a Noncovered Security listed in Section 3(c)), knew or, in the ordinary course of fulfilling his or her official duties as an Independent Director of the Funds should have known, that during the 15-day period immediately before or after the date of the transaction such security was purchased or sold by the Funds or such purchase or sale by the Funds was being considered by the Funds Adviser.

(d)	Identification of Accounts and Brokerage Statements

Access Persons, other than Independent Directors, are required to notify the CCO of accounts with any broker, dealer, or bank in which any securities are held for the direct or indirect benefit of the Access Person, which includes accounts in which the Access Person has Beneficial Ownership. The CCO may require the Access Person to direct that duplicate copies of confirmations of all personal security transactions in such accounts and copies of periodic statements for such accounts be provided to CCO on a timely basis. For any newly opened accounts, Access Personnel must inform the CCO prior to the execution of any transaction within such account.

(e)	Duplicate Reporting - Exceptions for Quarterly Reporting

Notwithstanding 6(b) and (c) above, an Access Person need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements received by the Funds with respect to the Access Person for the period covered when all of the information required under 6(b) above is contained in the broker trade confirmations or account statements. No report is required to the extent that it duplicates information required under Rule 204(2)a-13 of the Investment Advisers Act of 1940 (“Investment Advisers Act”) to be furnished to the Funds Adviser by the Access Person.

(f)	Disclaimer

Any report under this section may contain a statement declaring that the reporting or recording of any such holding or transaction shall not be construed as an admission that the Access Person making the report has any direct or indirect Beneficial Ownership in the security(ies) reported.

7.	Review of Reports

Reports required to be made pursuant to Section 6 of this Code shall be provided to the Funds’ CCO or the CCO’s designee who shall review the reports in light of the requirements of the Code of Ethics.

8.	Standard of Conduct

All Access Persons and Investment Persons of the Funds are required to treat the interests of the Funds as paramount. This means that all actions of the Funds’ Access Persons and Investment Persons must be governed by the overriding principle that every action and decision must be made so as to further the interests of the Funds, to maximize the attainment of the Funds’ investment goals and to safeguard nonpublic information about the Funds and its accounts, securities, policies, instructions and interests. No one among the Funds’ Access Persons and Investment Persons is permitted to utilize information or knowledge obtained in the course of performing duties as an Access Person or Investment Person of the Funds for personal gain or advantage, including gain or advantage of a family member or other person included in the definition of “Beneficial Ownership”, above.

9.	Certificate of Compliance

Each Access Person must certify in writing within 30 days of each calendar year end that he or she has: (a) read this Code which is then currently in force and understood it; (b) complied with this Code’s requirements during the past year; and (c) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code and (d) reported all violations of this Code and the federal and state laws and regulations applicable to the Funds to the CCO.

10.	Administration

(a)	Identification/Designation of Access Persons

The CCO, in consultation with the Chairman, President and CEO of the Funds or his designee and, as may be necessary, the Law Department, shall designate those individuals who are Access Persons and Investment Persons as defined in Sections 1(a) and 1(i) of this Code. In making such designations, the CCO shall consider the individual’s job functions and responsibilities for the Funds; the individual’s access to portfolio trading systems or other portfolio related information; and the individual’s overall access to non-public information involving the Funds’ investment decisions and holdings. The CCO shall make this determination for all new employees of the Funds when they begin their employment and for Investment Persons at the time they commence their activities on behalf of the Funds or when their responsibilities are changed. The CCO shall maintain a listing of all Access Persons in the Compliance files and shall periodically, but not less than annually, review all Access Person designations, including with the Chairman, President and CEO of the Funds or his designee.

(b)	Identification/Designation of Investment Persons

The CCO, in consultation with the Chairman, President and CEO of the Funds or his designee and, as may be necessary, the Law Department, shall designate as Investment Person those Access Persons and Investment Persons who provide investment information and/or advice to any portfolio manager and/or help execute any portfolio manager’s investment decisions, including Investment Persons who are research analysts and traders. In making such determination, the CCO shall consider the individual’s functions, responsibilities and interaction with the portfolio managers in providing investment information or advice or in the execution of the portfolio manager’s decisions. The CCO shall maintain a listing in the Compliance files of all Investment Persons and shall periodically, but not less than annually review such designations, including with the Chairman, President and CEO of the Funds or his designee.

(c)	(i) Reports of Violations of the Code

The Funds’ Access Persons and Investment Persons are required to immediately report violations of this Code of Ethics or the federal and state laws and regulations applicable to the Funds to the CCO in person, by e-mail, by telephone or in writing. In the event that the CCO is not available to receive such notification the report should be made to the General Counsel.

(ii)	Violations and Sanctions

Upon determining that there has been a violation of this Code, the Chairman, President and CEO of the Funds or his designee, after considering the recommendation of and with the concurrence of the CCO and, as may be necessary, after consulting with the Law Department, Human Resources or other appropriate Departments, may impose such sanctions as the Chairman, President and CEO or his designee deems appropriate, including, among other things, disgorgement of profits to the Funds or a charity, a letter of censure, or suspension or termination of the violator’s employment or position. Transactions made in violation of paragraph 2(a)(i) or 2(a)(ii) of the Code shall be reversed and any resulting net profit, from the date of the trade that constitutes the violation to the date within the blackout period when the Funds first took a position or added to a position in the same security, must be disgorged and, as directed by the Chairman, President and CEO of the Funds or his designee, with the concurrence of the CCO, donated to a bona fide charity qualified under the Internal Revenue Code Section 501(c)(3). For purposes of this Code, any transaction for the purposes of reversing a transaction in violation of paragraphs 2(a)(i) and 2(a)(ii) of the Code shall be considered non-volitional under this Code and not subject to the Code’s pre-clearance and blackout requirements. If reversing the transaction is not possible, then the Chairman, President and CEO of the Funds or his designee, with the concurrence of the CCO, shall determine an equitable method of handling the violation, including hypothetically reversing the transaction and calculating any financial benefit received by the Access Person or Investment Person, e.g., loss avoided that results from the inability to reverse the transaction and directing the disgorgement of an amount equal to such financial benefit. If the individual violating the Code is an Access Person of the Funds Adviser and the same conduct also violates the Funds Adviser’s Code of Ethics, then the sanctions determined by the Funds Adviser will satisfy the requirements of this Code.

(iii)	No Retaliation

In the event that an Access Person or Investment Person reports a violation of this Code of Ethics by another, any attempt at retaliation, harassment, threats or other improper behavior by the person reported against the person who made the report or that person’s family shall result in strict disciplinary measures, up to and including immediate dismissal from employment.

(d)	Reports to Boards of Directors

At least annually, the Funds will furnish a written report to its Board of Directors (i) certifying that procedures reasonably necessary to prevent Access Persons and Investment Persons from violating this Code have been adopted; (ii) disclosing any significant conflicts of interest by Investment Person even if no violation of the Code has occurred, for example from directorships held or stock owned in companies whose securities are held by the Funds; and (iii) describing any issues that have arisen under this Code or procedures since the last report, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations.

(e)	Permissible Exceptions

The CCO, with the concurrence of the General Counsel and the Chairman, President and CEO of the Funds or his designee may allow an exception to a requirement of this Code to accommodate a rare or unusual situation or circumstance that was not contemplated by the Code provided that it does not result in any action or transaction that is contrary to the interests of the Institutional Funds’ Clients, misuse nonpublic information, or otherwise violate Institutional Funds’ fiduciary duties to its Clients. Considerations for a request for an exception should include, among other things, whether the strict adherence to the Code requirement in the situation will cause unusual hardship to the employee seeking the exception and whether strict adherence to the Code requirements in the particular situation will result in formalistic and repetitious paperwork that serves no substantive purpose in protecting the interests of Institutional Funds’ Clients. Any such exceptions must be fully documented and explain the basis for granting the exception. Further, the CCO shall provide a report to the Funds’ Board of Directors at the next quarterly meeting of the Board following the granting of any exception.

B.	Section 406 of Sarbanes Oxley – Code of Ethics for Principal Executive and Senior Financial Officers

1.	Covered Officers/Purpose of the Code

This Section B of Mutual of America Institutional Funds’ (“Funds”) code of ethics (this “Code Section”) applies to the Funds’ Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer and Controller (the “Covered Officers”) for the purpose of promoting:

(a)	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

(b)	Full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Funds.

(c)	Compliance with applicable laws and governmental rules and regulations.

(d)	The prompt internal reporting of violations of this Code Section to an appropriate person or persons identified in the Code.

(e)	Accountability for adherence to this Code Section.

Each Covered Officer shall adhere to a high standard of business ethics and shall be attentive to situations that may give rise to actual as well as apparent conflicts of interest.

2.	Actual and Apparent Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer’s private interest, or that of another with whom he or she has a pecuniary interest or a duty is not served by acts supportive of the interests of the Funds and vice-versa.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds and already are subject to conflict of interest provisions under the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”), as covered in Section A of this Codes of Ethics. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as “affiliated persons” of the Funds. The Funds’ and the investment adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Section of the Codes of Ethics does not repeat, modify or replace the provisions of Section A of the Codes of Ethics, which operate independently from this Section B.

Conflicts can arise from, or as a result of, the contractual relationship between the Funds and its investment adviser of which the Covered Officers may also be officers or employees. As a result, this Code Section recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds or for the investment adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the investment adviser and the Funds. This is implicit in the contractual relationship between the Funds and the investment adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds’ Board of Directors (“Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by this Code Section even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under this Section of the Code, but these examples are not exhaustive. The main, governing principle in all situations is that the personal interest of a Covered Officer or such covered Officer’s other relationship, employer or affiliates should never be placed before the interest of the Funds.

Each Covered Officer must:

(a)	Refrain from using his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally (whether directly or indirectly and financially or otherwise) to the detriment of the Funds.

(b)	Refrain from causing the Funds to take action, or to fail to take action, for the individual personal benefit of the Covered Officer or its other employer rather than the benefit of the Funds.

(c)	Refrain from using material non-public knowledge of portfolio transactions made or contemplated for the Funds, to trade personally or to cause others to trade personally in contemplation of the market effect of such transactions.

(d)	Report at least annually all affiliations or other relationships that could give rise to conflicts of interest with Funds.

Some possible or actual conflict of interest situations, if material, should always be submitted to the CCO for approval. Examples of these include:

(a)	Service as a director on the board of any public or private company.

(b)	The receipt of any gifts with a value in excess of $100.00.

(c)	The receipt of any entertainment from any company with which the Funds has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent or otherwise of a nature as to raise any question of impropriety.

(d)	Any ownership interest in, or any consulting or employment relationship with, any of the Funds’ service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof.

(e)	A direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as ordinary course compensation.

3.	Disclosure and Compliance

(a)	Each Covered Officer shall familiarize himself with the disclosure requirements generally applicable to the Funds, including by way of example prospectuses and shareholder reports.

(b)	Each Covered Officer shall not knowingly misrepresent, or cause or permit others to misrepresent, facts about the Funds to others, including to the Funds’ directors and auditors, and to governmental regulators and self-regulatory organizations.

(c)	Each Covered Officer shall, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Funds and the investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds files with, or submit to, shareholders, the SEC and in other public communications made by the Funds, and

(d)	It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

4.	Reporting and Accountability

Each Covered Officer must:

(a)	Upon adoption of the Codes of Ethics (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Codes of Ethics.

(b)	Annually thereafter affirm to the Board that he has complied with the requirements of the Code.

(c)	Refrain from retaliating against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith, and

(d)	Notify the CCO promptly if he becomes aware of any violation of this Code. Failure to do so is itself a violation of this Code.

The CCO is responsible for applying this Code Section to specific situations in which questions are presented under it and has the authority to interpret this Code Section in any particular situation. However, any approvals or waivers sought by the Principal Executive Officer and Senior Financial Officers will be considered by the CCO.

The Funds will follow these procedures in investigating and enforcing this Code:

(a)	The General Counsel or CCO will take all appropriate action to investigate any potential violations reported to him.

(b)	If, after such investigation, the General Counsel or CCO believes that no violation has occurred, the General Counsel or CCO, as the case may be, is not required to take any further action.

(c)	Any matter that the General Counsel or CCO believes is a violation will be reported to the Audit Committee.

(d)	If the Audit Committee concurs that a violation has occurred, it will inform and, if appropriate, make a recommendation to the Board, for appropriate action.

(e)	The Audit Committee and Board will be responsible for granting waivers, as appropriate; and

(f)	Any changes to or waivers of this Code Section will, to the extent required, be disclosed as provided by SEC rules.

5.	Other Policies and Procedures

This Code Section shall be the sole code of ethics adopted by the Funds for purposes of complying with Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, its adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code Section, they are superseded by this Code Section to the extent that they overlap or conflict with the provisions of this Code Section. The Funds’ and its investment adviser’s and principal underwriter’s codes of ethics under Rule 17j-1 under the Investment Company Act and more detailed policies and procedures to implement the Codes of Ethics are separate requirements applying to the Covered Officers and others, and are not part of this Code Section.

6.	Amendments

Any amendments to this Code Section must be approved or ratified by a majority vote of the Board, including a majority of independent directors.

7.	Confidentiality

All reports and records prepared or maintained pursuant to this Code Section will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code Section, such matters shall not be disclosed to anyone other than the Board, the appropriate Funds Officers and the Funds’ investment adviser.

8.	Certain Terms

For the sake of convenience in drafting, the masculine pronoun has been used throughout this document in referring to employees and officers. It is the intent of this document that in all cases the use of the masculine pronoun shall be deemed to include both masculine and feminine pronouns.

Effective Date

These revised Codes have been approved by the Board of Directors of Mutual of America Institutional Funds, Inc. The revised Codes shall be effective beginning September 10, 2015 and, upon becoming effective, these Codes will supersede in their entirety all previous Codes of Ethics and any revisions thereto of Mutual of America Institutional Funds, Inc.

Acknowledgment of Receipt of Code

Each person receiving a copy of these Codes of Ethics and any amendments must acknowledge receipt, in writing on the form supplied by the CCO, and must promptly return the signed form to the CCO.